Exhibit 107
Calculation of Filing Fee Tables
FORM S-1
(Form Type)

NUWELLIS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Pre-Funded Warrants to purchase shares of Common Stock, par value $0.0001 per share(3)(4)	Rule 457(g)	—	—	$0.00	$0.00013810	$0.00
Fees to be Paid	Equity	Series C Common Warrants to purchase shares of Common Stock, par value $0.0001 per share(3)(5)	Rule 457(g)	—	—	$0.00	$0.00013810	$0.00
Fees to be Paid	Equity	Series D Common Warrants to purchase shares of Common Stock, par value $0.0001 per share(3)(6)	Rule 457(g)	—	—	$0.00	$0.00013810	$0.00
Fees to be Paid	Equity	Placement Agent Warrants to purchase shares of Common Stock, par value $0.0001 per share(3)	Rule 457(g)	—	—	$0.00	$0.00013810	$0.00
Fees to be Paid	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of the Series C Common Warrants and Series D Common Warrants	Rule 457(o)	—	—	$10,000,000.00	$0.00013810	$1,381.00
Fees Previously Paid	Equity	Shares of Common Stock, par value $0.0001 per share	Rule 457(o)	—	—	$5,000,000.00	$0.00013810	$690.50
Fees Previously Paid	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of the Series C Common Warrants and Series D Common Warrants	Rule 457(o)	—	—	$10,000,000.00	$0.00013810	$1,381.00
Fees Previously Paid	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of the Placement Agent Warrants(7)	Rule 457(o)	—	—	$247,500.00	$0.00013810	$34.18
	Total Offering Amounts					$25,247,500		$3,486.68
	Total Fees Previously Paid							$2,105.68
	Total Fee Offset							$0.00
	Net Fee Due							$1,381.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(o) under the Securities Act.

(3)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(4)
The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $5,000,000.

(5)	Each Series C common warrant is exercisable for three shares of the Company’s common stock.

(6)	Each Series D common warrant is exercisable for one share of the Company’s common stock.

(7)
As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the placement agent's warrants is $247,500.00, which is equal to 3.0% of the aggregate number of shares of common stock and/or pre-funded warrants sold in this offering at an exercise price equal to 165% of the combined public offering price per share of common stock and accompanying common warrants.